Exhibit 10.1

MEDIA GENERAL AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT (the “Award Agreement”) is made effective as of February 26, 2015 (the “Date of Grant”) between Media General Inc., a Delaware corporation (the “Company”), and             (the “Participant”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Amended and Restated Media General Inc. Long-Term Incentive Plan (the “Plan”).

WHEREAS, the Company desires to grant the Restricted Stock Units provided for herein to the Participant pursuant to the Plan and the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Award. The Company hereby grants to the Participant, an aggregate of             restricted stock units (the “RSUs”). Subject to the provisions of this Award Agreement and the Plan, each RSU represents the right to receive one (1) Share (subject to adjustment as set forth in the Plan) at the time and in the manner set forth in Section 5 hereof. Twenty-five percent (25%) of the RSUs shall be subject to time-based vesting (the “Time-Based RSUs”) and seventy-five percent (75%) of the RSUs shall be subject to performance-based vesting (the “Performance-Based RSUs”). The Performance-Based RSUs are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This grant is subject to the approval of the Plan by the Company’s stockholders at its 2015 Annual Meeting.

2. Incorporation of Plan. The Participant acknowledges receipt of the Plan and represents that the Participant is familiar with its terms and provisions. This Award Agreement and the RSUs shall be subject to the Plan, the terms of which are incorporated herein by reference, and in the event of any conflict or inconsistency between the Plan and this Award Agreement, the Plan shall govern.

3. Vesting Schedule. Subject to the terms and conditions hereof, the Participant shall vest in the RSUs as set forth below, subject to the Participant’s continued employment with the Company or its Subsidiaries on each applicable Vesting Date (as defined below) except to the extent provided herein. RSUs shall apply only with respect to a whole number of Shares. The Company shall not be required to issue any fractional Shares and may settle any fractional Shares in cash.

(a) Time-Based RSUs. On each of the first, second and third anniversaries of the Date of Grant (each date, a “Time Vesting Date”), a portion of the Time-Based RSUs shall vest and no longer be subject to cancellation pursuant to Section 4 as follows:

Anniversary of the Date of Grant	Percent of Time-Based RSUs Vesting
First	25%
Second	25%
Third	50%

(b) Performance-Based RSUs. For each twelve (12)-month period ending December 31, 2015, 2016 and 2017 (each, an “Annual Performance Period”), a portion of the Performance-Based RSUs are eligible to vest based on the attainment of the annual performance measures set forth on Appendix A (the “Annual Performance Targets”). The last day of each Annual Performance Period is herein referred to as a “Performance Vesting Date” and, together with the Time Vesting Dates, each a “Vesting Date”). Subject to the Company achieving the Annual Performance Targets and the certification of such achievement by the Committee, the Performance-Based RSUs shall vest as follows:

(i) for each of the Annual Performance Periods ending December 31, 2015 and December 31, 2016, a number of Performance-Based RSUs equal to the product of (A) twenty-five percent (25%) of the Performance-Based RSUs and (B) the Vesting Factor will vest on the applicable Performance Vesting Date, and

(ii) for the Annual Performance Period ending December 31, 2017, a number of Performance-Based RSUs equal to the product of (A) fifty percent (50%) of the Performance-Based RSUs and (B) the Vesting Factor will vest on the applicable Performance Vesting Date.

The “Vesting Factor” shall be determined pursuant to the following table based on the level of attainment of performance:

Level of Attainment vs. Target	Vesting Factor
Less than 90%	0%
92%	20%
94%	40%
96%	60%
98%	80%
100% or more	100%

For performance between any of the stated levels, the Vesting Factor will be determined by linear interpolation.

4. Termination of Employment. (a) Except as otherwise provided in this Award Agreement or any other agreement between the Participant and the Company or any of its Subsidiaries (an “Other Agreement”), all unvested RSUs shall be cancelled immediately without consideration as of the date of the Participant’s termination of employment with the Company for any reason. For the avoidance of doubt, if the Participant’s employment is terminated following a Performance Vesting Date, but before the achievement of the Annual Performance Target has been certified by the Committee, the Participant shall continue to be entitled to receive any portion of the Performance-Based RSU that vests as of that Performance Vesting Date based on the Committee’s determination of the achievement of the applicable Annual Performance Target (with the vesting of the Performance-Based RSUs to be determined in accordance with Section 3(b)) and such Performance-Based RSUs shall be settled in accordance with Section 5.

(b) Notwithstanding Sections 3(a), 3(b) and 4(a) of this Award Agreement, in the event of the Participant’s termination of employment by the Company without Cause, or as a result of the Participant’s death or the Participant’s Disability (each, as defined below), any unvested Time-Based RSUs and Performance-Based RSUs shall vest immediately as of the date of such termination.

(c) For purposes of this Award Agreement,

(i) “Disability” shall mean the Participant is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Participant participates, or, if there is no such plan, the Participant’s inability, due to physical or mental illness, to perform the essential functions of the Participant’s job, with or without a reasonable accommodation, for 180 consecutive days.

(ii) “Cause” shall mean (1) if the Participant is a party to an employment agreement with the Company or one of its subsidiaries, the occurrence of any circumstances defined as “Cause” in such employment agreement or (2) if the Participant is not a party to an employment agreement with the Company or one of its subsidiaries, one of the following has occurred: (A) the Participant’s engaging in conduct constituting (1) a felony or (2) a crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, whether of the United States or any state thereof or any similar foreign law to which the Participant may be subject that has a substantial and adverse effect on the Participant’s qualifications or ability to perform his duties, (B) the Participant’s engaging in conduct constituting willful misconduct, gross negligence or fraud that results in a significant risk of economic harm to the Company or any of its Affiliates, (C) the Participant’s willful refusal to substantially perform his duties if such refusal is not remedied within fifteen (15) days after the Participant receives written notice thereof from the Company or (D) the Participant’s material violation of any confidentiality, non-solicitation or non-compete.

5. Settlement of RSUs.

(a) Generally. Except as provided in Section 5(b), vested RSUs shall be settled as follows:

(i) with respect to Time-Based RSUs, on the fifth (5th) business day following the applicable Time Vesting Date and

(ii) with respect to Performance-Vested RSUs, on the fifth (5th) business day following the date of the Committee’s certification of the achievement of the applicable Annual Performance Target.

(b) Settlement on Termination of Employment. All RSUs that become vested pursuant to Section 4(b) shall be settled on the fifth (5th) business day following the date of the Participant’s termination of employment.

(c) Settlement in Shares. Settlement of all RSUs will be made by delivery of one Share for each RSU in respect of which settlement is being made. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Shares if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation, or agreement of the Company with, any securities exchange or association upon which the Shares are listed or quoted.

6. Nontransferability of RSUs. Unless otherwise determined by the Committee in accordance with the terms and conditions of 8.02 of the Plan, the RSUs may not be pledged, alienated, assigned or otherwise transferred other than by last will and testament or by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be.

7. No Rights as a Stockholder. The RSUs do not entitle the Participant to any of the rights of a stockholder of the Company, including, the right to vote Shares until the Participant or his nominee becomes the holder of record of Shares

8. Change in Control or Corporate Transaction. In the event of a Change in Control (as defined on Appendix B) or a transaction described in Section 9 of the Plan, (a) the Committee shall appropriately adjust the number of the RSUs and/or the securities on which the RSUs are based to reflect the impact of the Change in Control or other transaction on Shares so that the rights of the Participant are neither enlarged nor diminished and (b) the Committee may (i) make appropriate adjustments to the Annual Performance Targets for the Performance for the Annual Performance Period in which the Change in Control or other transaction occurs, (ii) establish Annual Performance Targets for any Annual Performance Period that has not yet begun and (iii) may deem any or all Annual Performance Targets to have been met for any or all Annual Performance Periods that have not been completed. Without limiting the generality of the foregoing, such adjustment may include an adjustment so that upon settlement of the RSU upon or following such Change in Control or other transaction, the Participant will be entitled to receive the same consideration per Share that the shareholders receive in the Change in Control or other transaction.

9. No Entitlements.

(a) No Right to Continued Employment. This award is not an employment agreement, and nothing in this Award Agreement or the Plan shall (i) alter the Participant’s status as an “at-will” employee of the Company, subject to the requirements of the Employment Agreement, (ii) be construed as guaranteeing the Participant’s employment by the Company or as giving the Participant any right to continue in the employ of the Company during any period (including without limitation the period between the Date of Grant and the applicable Vesting Date in accordance with Section 3 hereof) or (iii) be construed as giving the Participant any right to be reemployed by the Company following any termination of employment.

(b) No Right to Future Awards. This award of RSUs and all other equity-based awards under the Plan are discretionary. This award does not confer on the Participant any right or entitlement to receive another award of RSUs or any other equity-based award at any time in the future or in respect of any future period.

(c) No Effect on Future Employment Compensation. The Company has made this award of RSUs to the Participant in its sole discretion. This award does not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way the Company’s discretion to determine the amount, if any, of the Participant’s compensation. In addition, this award of RSUs is not part of the Participant’s base salary or wages and will not be taken into account in determining any other employment-related rights the Participant may have, such as rights to pension or severance pay.

10. Taxes and Withholding.

(a) No later than the date as of which an amount with respect to the RSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled in Shares, including Shares that are issued in settlement of the award that gives rise to the withholding requirement. The obligations of the Company to settle the RSUs under this Award Agreement shall be conditional upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including, without limitation, by withholding Shares to be delivered upon settlement.

(b) Notwithstanding Section 10(a) and in furtherance thereof, in the event that the Participant becomes subject to federal employment taxes on this award before the date that this RSU first becomes includable in the gross income of the Participant for income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of such federal employment taxes required by law to be withheld with respect to such amount at such earlier time.

11. Securities Laws. In connection with the grant, vesting or settlement of the RSUs the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Award Agreement.

12. Miscellaneous Provisions.

(a) Notices. Any notice necessary under this Award Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Notwithstanding the foregoing, the Company may deliver notices to the Participant by means of email or other electronic means that are generally used for employee communications. Any such notice shall be deemed effective upon receipt thereof by the addressee.

(b) Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Award Agreement.

(c) Counterparts. This Award Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d) Entire Agreement. This Award Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof; provided, however, that the provisions of this Award Agreement will not supersede any provision in any Other Agreement that provides for different treatment of the RSUs than is provided herein.

(e) Amendments. The Board or the Committee shall have the power to alter, amend, modify or terminate the Plan or this Award Agreement at any time; provided, however, that no such termination, amendment or modification may adversely affect, in any material respect, the Participant’s rights under this Award Agreement without the Participant’s consent. Notwithstanding the foregoing, the Company shall have broad authority to amend this Award Agreement without the consent of the Participant to the extent it deems necessary or desirable (i) to comply with or take into account changes in or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (ii) to ensure that the RSUs are not subject to taxes, interest and penalties under Section 409A of the Code, (iii) to take into account unusual or nonrecurring events or market conditions, or (iv) to take into account significant acquisitions or dispositions of assets or other property by the Company. Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without the requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Participant in accordance with Section 12(a) hereof of any such amendment, modification or termination as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Participant and the Company by mutual consent to alter or amend the terms of the RSUs in any manner that is consistent with the Plan and approved by the Committee.

(f) Section 409A.

(i) The RSUs are intended to comply with or be exempt from the requirements of Section 409A, and the Plan with respect to this RSU and this Award Agreement shall be administered and interpreted consistent with such intent. If any provision of the Plan or this Award Agreement would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on the Participant of a penalty tax under Section 409A, the Committee may modify the terms of the Plan or this Award Agreement, without the consent of the Participant, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax. This Section 12(f) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the RSUs will not be subject to taxes, interest and penalties under Section 409A.

(ii) Notwithstanding anything to the contrary in the Plan or this Award Agreement, to the extent that the RSUs constitute deferred compensation for purposes of Section 409A and the Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), no payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A may be made before the first business day following the six (6) month anniversary of the Participant’s “Separation from Service” from the Company (as defined in Section 409A) or, if earlier, the date of the Participant’s death.

(g) Successor. Except as otherwise provided herein, this Award Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any Permitted Transferee pursuant to Section 6 hereof.

(h) Choice of Law. Except as to matters of federal law, this Award Agreement and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Virginia (other than its conflict of law rules).

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IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the date first written above.

MEDIA GENERAL INC.

By:
Name:
Title:

[Signature Page – Restricted Stock Unit Award Agreement]

APPENDIX A

2015 Performance Targets

The Annual Performance Target for 2015 is [            ], which shall be increased or decreased to reflect the impact of extraordinary or nonrecurring events, all as determined by the Committee.

2016 and 2017 Performance Targets

The Annual Performance Targets for 2016 and 2017 shall be established by the Committee in writing no later than 90 days after the commencement of the applicable Annual Performance Period.

APPENDIX B

“Change in Control” shall mean the occurrence of any of the following after the Date of Grant:

(a) An acquisition of any common stock of the Company (voting or non-voting) (the “Common Stock”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than forty-five percent (45%) of the Company’s then outstanding Common Stock; provided, however, in determining whether a Change in Control has occurred, Common Stock which is acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”), (ii) the Company or its Subsidiaries, (iii) any Person who, prior to such acquisition, and except as expressly provided in the last paragraph of this definition, Beneficially Owned in excess of forty-five percent (45%) of the outstanding common stock of the Company and whose Beneficial Ownership resulted in a Change in Control; or (iv) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who, as of the Date of Grant, are members of the Board (the “Incumbent Board”), cease for any reason to constitute a majority of the members of the Board or, following a Merger Transaction (as hereinafter defined), the board of directors of (x) the corporation resulting from such Merger Transaction (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest. For purposes of this paragraph, “Merger Transaction” means a merger, consolidation or reorganization (1) with or into the Company or (2) in which securities of the Company are issued; or

(c) The consummation of: the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where the shareholders of the Company immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined shares of common stock (in substantially the same relative proportions as owned by them immediately before such merger, consolidation or reorganization) of (x) the Surviving Corporation, if there is no Parent Corporation or (y) if there is one or more Parent Corporation, the ultimate Parent Corporation.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock of the Company as a result of either (A) the acquisition of securities by the Company or (B) the pro rata distribution of rights to acquire Company securities by the Company or any Subsidiary to its security holders or the Subject Person’s exercise of its pro rata portion of such rights, in each case which, by reducing or disproportionately increasing the number of shares of common stock then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided, that if a Change in Control would occur (but for the operation of this sentence), and after such share acquisition by the Company or rights distribution or exercise, the Subject Person acquires Beneficial Ownership of any additional shares of common stock of the Company which increases the percentage of the then outstanding shares of common stock of the Company (other than as a result of the acquisition or exercise of rights as provided in clause (B) above) Beneficially Owned by the Subject Person and, after such acquisition, the Subject Person has Beneficial Ownership of more than forty-five percent (45%) of the shares of the outstanding common stock of the Company, then a Change in Control shall occur.